Exhibit 99.1

Quest Resource Holding Corporation Reports Fourth Quarter and Fiscal Year 2023 Financial Results

New Business Wins, Client Renewals, Revenue Growth, and Pipeline Growth Reflect Accelerated Momentum Across Business

Completed Integrations of All Previously Announced Acquisitions; All Clients Onboarded Onto Quest’s Platform in 2023

Investments in Technology Enabling Efficiencies, Expansion in Vendor Network, Growth in Service Lines, and Improving Client Experience

Board of Directors Retaining Financial Advisor to Evaluate Long-Term Debt Alternatives

THE COLONY, TX – March 12, 2024 – Quest Resource Holding Corporation (NASDAQ: QRHC) (“Quest”), a national leader in environmental waste and recycling services, today announced financial results for the fourth quarter and fiscal year ended December 31, 2023.

“I am proud of the considerable progress Quest has made over the prior year and believe we are in an exceptionally strong position to grow our business in 2024 and beyond,” said S. Ray Hatch, President and Chief Executive Officer of Quest. “Over the course of 2023, we achieved notable client renewals, high new business volume, and have substantial additional runway given our robust pipeline and strong competitive position. Moreover, we completed the integration of prior acquisitions, enhanced our IT systems leading to greater operational efficiency system-wide, and continued to meaningfully add proven and experienced talent throughout the organization.”

Fourth Quarter 2023 Highlights:

•
Revenue was $69.3 million, an 11.4% increase compared with the fourth quarter of 2022.
•
Gross profit was $11.5 million, a 6.9% increase compared with the fourth quarter of 2022.
•
Gross margin was 16.6% of revenue compared with 17.3% during the fourth quarter of 2022.
•
GAAP net loss per diluted share attributable to common stockholders was $(0.11), compared with $(0.17) per diluted share during the fourth quarter of 2022.
•
Adjusted EBITDA was $3.5 million, compared with $2.3 million during the fourth quarter of 2022. Excluding a cost of revenue adjustment of approximately $1.2 million related to RWS, adjusted EBITDA during the fourth quarter of 2023 would have been approximately $4.6 million.
•
Adjusted net income per diluted share was $0.03 compared with adjusted net loss of $(0.02) per diluted share during the fourth quarter of 2022.

Fiscal Year 2023 Highlights:

•
Revenue was $288.4 million, a 1.5% increase compared with 2022.
•
Gross profit was $50.1 million, a 1.3% increase compared with 2022.
•
Gross margin was 17.4% of revenue compared to 17.2% during 2022.
•
GAAP net loss per diluted share attributable to common stockholders was $(0.36), compared with $(0.31) during 2022.
•
Adjusted EBITDA was $16.2 million, compared to $16.4 million during 2022.  Excluding the cost of revenue adjustment for the fourth quarter, adjusted EBITDA during 2023 would have been approximately $17.4 million.
•
Adjusted net income per diluted share was $0.15, compared with $0.26 per diluted share during 2022.

During 2023, Quest achieved numerous milestones:

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Completed integrations of all previously announced acquisitions, and all clients are now fully onboarded onto Quest’s platform.
•
Conducted a detailed evaluation of controls and processes with the support of an outside accounting firm, successfully becoming an SEC “accelerated filer.”
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Added more than 400 new vendors and seven new service lines, all adding to our ability to serve clients broadly.
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Secured a large new client win in a new end market vertical, positioning us to pursue other new clients in this vertical.
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Began next phase of technology and efficiency programs to improve client experience, increase efficiencies, and grow margins. Programs will enhance vendor onboarding and billing, client invoicing and processing, and client service.
•
Received a U.S. patent for Quest Proganics®, a food waste recycling service that can help grocers deliver as much as 100% diversion of organic waste from the landfill.
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Continued investment in business development leading to a very strong start in 2024 with six new client wins, three of which are expected to produce 7-figures in annual revenue and one of which is expected to produce 8-figures with a Fortune 200 company in a new end market vertical.

“We achieved solid progress in the fourth quarter, driven by positive momentum across our business that has continued into the early part of 2024,” added Mr. Hatch. “We expect significant additional efficiencies to come from investments in our technology platform, which are in addition to savings from the previously announced $1.7 million in annualized cost efficiencies from the integrations of acquisitions. Quest is poised for sustained organic growth as we pursue numerous opportunities to accelerate our momentum with new client wins and expand our relationships with current ones, and we look forward to capitalizing on the wide range of attractive opportunities in both our existing markets and beyond.”

Focus on Balance Sheet and Debt Reduction

The Board of Directors, along with management, has formed a committee that will evaluate alternative long-term debt structures to lower our long-term cost of capital and to support long-term growth. The committee is in the process of retaining an independent financial advisor to assist in the process.

Additionally, the Board is adding current director Glenn Culpepper, former Chief Financial Officer of Republic Services, Inc., to the Audit Committee as Chairman.

Daniel Friedberg, Quest’s Chairman of the Board, added, “These actions reflect the Quest Board’s ongoing commitment to positioning the Company for long-term success and driving value for all shareholders. To that end, we are evaluating how we can best manage our debt and continue to identify ways to drive operating efficiencies, increase profitability, generate cashflow, and maximize long-term shareholder value.”

Fourth Quarter and Fiscal Year 2023 Earnings Conference Call and Webcast

Quest will conduct a conference call on Tuesday, March 12, 2024, at 5:00 PM ET, to review the financial results for the fourth quarter and year ended December 31, 2023. Investors interested in participating on the live call can dial 1-855-327-6837 or 1-631-891-4304. The conference call, which may include forward-looking statements, is also being webcast and is available via the investor relations section of Quest’s website at https://investors.qrhc.com. A replay of the webcast will be archived on Quest’s investor relations website for 90 days.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, non-GAAP financial measures, "Adjusted EBITDA," and “Adjusted Net Income (Loss)” are presented. From time-to-time, Quest considers and uses these supplemental measures of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest expense, (iii) stock-based compensation expense, (iv) income tax expense, and (v) certain other adjustments, and (2) non-GAAP measures that exclude such items. Quest presents these non-GAAP measures because it considers them an important supplemental measure of Quest's performance. Quest’s definition of these adjusted financial measures may differ from similarly named measures used by others. Quest believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP measures. (See attached tables “Reconciliation of Net Loss to Adjusted EBITDA” and “Adjusted Net Income (Loss) Per Share”).

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable larger businesses to excel in achieving their environmental and sustainability goals and responsibilities. Quest delivers focused expertise across multiple industry sectors to build single-source, client-specific solutions that generate quantifiable business and sustainability results. Addressing a wide variety of waste streams and recyclables, Quest provides information and data that tracks and reports the environmental results of Quest’s services, gives actionable data to improve business operations, and enables Quest’s clients to excel in their business and sustainability responsibilities. For more information, visit www.qrhc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our belief that we are in an exceptionally strong position to grow our business in 2024 and beyond; our expectation that significant additional efficiencies and savings will come from investments in our technology platform and the integrations of previously announced acquisitions; and our belief that we are poised for sustained organic growth. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, interruptions to supply chains, commodity price fluctuations, and extended shut down of businesses, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2023. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC

Joe Noyons

817.778.8424

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Revenue	$69,342	$62,253	$288,378	$284,038
Cost of revenue	57,842	51,497	238,313	235,182
Gross profit	11,500	10,756	50,065	48,856
Selling, general, and administrative	9,419	9,824	37,669	37,800
Depreciation and amortization	2,352	2,342	9,571	9,650
Total operating expenses	11,771	12,166	47,240	47,450
Operating income (loss)	(271)	(1,410)	2,825	1,406
Interest expense	(2,322)	(2,224)	(9,729)	(7,281)
Loss before taxes	(2,593)	(3,634)	(6,904)	(5,875)
Income tax expense (benefit)	(263)	(306)	387	173
Net loss	$(2,330)	$(3,328)	$(7,291)	$(6,048)

Net loss applicable to common stockholders	$(2,330)	$(3,328)	$(7,291)	$(6,048)
Net loss per common share:
Basic	$(0.11)	$(0.17)	$(0.36)	$(0.31)
Diluted	$(0.11)	$(0.17)	$(0.36)	$(0.31)
Weighted average number of common shares outstanding:
Basic	20,264	19,922	20,123	19,474
Diluted	20,264	19,922	20,123	19,474

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(2,330)	$(3,328)	$(7,291)	$(6,048)
Depreciation and amortization	2,462	2,425	9,948	9,966
Interest expense	2,322	2,224	9,729	7,281
Stock-based compensation expense	362	285	1,312	1,283
Acquisition, integration, and related costs	598	773	1,624	3,074
Other adjustments	329	225	501	710
Income tax expense (benefit)	(263)	(306)	387	173
Adjusted EBITDA	$3,480	$2,298	$16,210	$16,439

ADJUSTED NET INCOME (LOSS) PER SHARE

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Reported net loss (1)	$(2,330)	$(3,328)	$(7,291)	$(6,048)
Amortization of intangibles (2)	2,196	2,222	8,864	8,839
Acquisition, integration, and related costs (3)	598	773	1,624	3,074
Other adjustments (4)	280	(114)	205	(114)
Adjusted net income (loss)	$744	$(447)	$3,402	$5,751

Diluted earnings (loss) per share:
Reported net loss	$(0.11)	$(0.17)	$(0.36)	$(0.31)
Adjusted net income (loss)	$0.03	$(0.02)	$0.15	$0.26

Weighted average number of common shares outstanding:
Diluted (5)	22,502	19,922	22,362	21,818

(1) Applicable to common stockholders

(2) Reflects the elimination of non-cash amortization of acquisition-related intangible assets

(3) Reflects the add back of acquisition/integration related transaction costs

(4) Reflects adjustments to earn-out fair value

(5) Reflects adjustment for dilution when adjusted net income is positive

BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$324	$9,564
Accounts receivable, less allowance for doubtful accounts of $1,582 and $2,176 as of December 31, 2023 and December 31, 2022, respectively	58,147	45,891
Prepaid expenses and other current assets	2,142	2,310
Total current assets	60,613	57,765

Goodwill	85,828	84,258
Intangible assets, net	26,052	33,557
Property and equipment, net, and other assets	4,626	5,911
Total assets	$177,119	$181,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$41,296	$32,207
Other current liabilities	2,470	4,689
Current portion of notes payable	1,159	1,159
Total current liabilities	44,925	38,055

Notes payable, net	64,638	70,573
Other long-term liabilities	1,275	1,724
Total liabilities	110,838	110,352

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 20,161 and 19,696 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	20	20
Additional paid-in capital	176,309	173,876
Accumulated deficit	(110,048)	(102,757)
Total stockholders’ equity	66,281	71,139
Total liabilities and stockholders’ equity	$177,119	$181,491

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